Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

CFN Enterprises~~Accelerize~~ Inc.

as amended as of October 10, 2014, ~~and~~ February 4, 2019 and October 22, 2019

FIRST. The name of the corporation is CFN Enterprises~~Accelerize~~ Inc.

SECOND. Its registered office in the State of Delaware is located at 25 Greystone Manor, in the City of Lewes, County of Sussex, Zip Code 19958-2677. The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 502,000,000, of which 500,000,000 shares of par value $0.001 per share shall be designated as Common Stock and 2,000,000 shares of par value $0.001 shall be designated as Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution the designations and the powers, preferences and rights, and the qualifications, limitation and restrictions thereof, which are permitted by the Delaware General Corporation Law, of the shares of each series of Preferred Stock. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such series, voting together as a single class.

FIFTH. The incorporator of the corporation is LegalZoom.com, Inc., 7083 Hollywood Blvd., Suite 180, Los Angeles, CA 90028.

SIXTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

EIGHTH. The personal liability of the directors of the corporation for monetary damages for breach of fiduciary duty shall be eliminated to the fullest extent permissible under Delaware law. The corporation is authorized to indemnify its directors and officers to the fullest extent permissible under Delaware law.